Exhibit 10.11

AGREEMENT FOR SERVICES

AS INDEPENDENT CONTRACTOR

This Agreement (the “Agreement”) is entered into as of the date set forth on the signature page below between BJ SERVICES, LLC, a Delaware limited liability company (the “Company”), and ERIC SNELL (“Consultant”).

1. CONSULTANT’S SERVICES. Consultant wishes to provide advice, consultation, assistance and other services to the Company as an independent contractor, and the Company wishes to engage Consultant as an independent contractor. In performing services under this Agreement, Consultant shall comply with all applicable laws, regulations, ordinances, codes and regulations. Consultant agrees that with respect to each project/assignment accepted, he will meet all applicable project deadlines. Consultant will provide services to the Company with a focus on the tasks and responsibilities as set forth on Exhibit A (the “Services”), and as such exhibit and Services may be supplemented upon mutual agreement of the Company and Consultant from time to time.

2. CONSULTANT’S INDEPENDENT CONTRACTOR STATUS. The Company and Consultant mutually intend that this Agreement establish between them an independent contractor relationship. All of the terms and conditions of this Agreement will be interpreted in light of that relationship. There is no intention to create by this Agreement an employer-employee relationship. Consultant will have no authority to bind the Company to any obligation or liability. The Company agrees that it will have no right to control or direct the details, manner or means by which Consultant accomplishes the results of the Services he performs under this Agreement. Consultant will use his own means and methods to perform the Services covered by this Agreement. However, on the projects accepted by Consultant, Consultant agrees to perform services according to the format that may be prescribed by regulations applicable to the project and according to ordinary business customs in the oil and gas/oilfield services industries. Subject to the restrictions in Section 9 of this Agreement, the Company does not have the exclusive right to Consultant’s services. Subject to the restrictions in Section 9 of this Agreement, Consultant may accept assignments from other companies or persons during the time Consultant is performing the Services for the Company, provided that such assignments do not represent a conflict of interest as to Consultant’s duties to the Company and would not create a situation in which it would be likely to breach Consultant’s obligations to protect the Company’s Confidential Information (as defined below), and as long as Consultant informs the Company of any assignments undertaken in the same general business area as that engaged in by the Company.

3. CONSULTANT’S FEE. For satisfactory performance of the Services described in this Agreement, the Company shall pay to Consultant an aggregate fee of $1,000,000.00 (the “Fee”). The Fee shall be paid as follows: (a) $333,333.33 USD shall be paid on the date of execution of this Agreement, (b) $333,333.33 USD shall be paid on or before, in the sole discretion of the Company, July 3, 2017, and (c) $333,333.34 USD shall be paid on or before, in the sole discretion of the Company, December 31, 2017. The foregoing Fee shall include compensation for all labor costs incurred by Consultant in connection with the performance of the Services hereunder and the Company shall not be responsible for the salaries or expense of any secretaries, clerks, or assistants of any type employed by Consultant, and, except as expressly stated elsewhere in this Agreement, shall not be responsible to Consultant for any additional remuneration whatsoever. Consultant shall not be entitled, based on the Services he performs under this Agreement, to any employee benefits of the types provided by the Company to its employees. Consultant will be responsible for all expenses related to Consultant’s vehicle, mileage, tolls and parking (within a fifty (50) mile radius of Consultant’s principal place of business), home computer, society memberships, weekly activity reports and similar expenses. Consultant will not receive any additional fee, benefits or compensation for the Services except as expressly set forth herein. Consultant will not be paid for sick days, vacation days, or any other days other than those Consultant actually works. As a condition of the Company’s agreement to retain Consultant’s Services, Consultant, on his own behalf and on behalf of his heirs, executors, administrators and assigns, hereby waives, releases, forever renounces, and covenants not to sue concerning any alleged rights he might otherwise have to receive benefits from any benefit plan for Company employees, including but not limited to retirement plans, 401(k) plans, stock purchase or stock option plans, and plans providing any type of insurance benefit. Consultant understands that the Company is relying on this paragraph in agreeing to pay Consultant the rate set forth in this Agreement.

4. REIMBURSEMENT OF CONSULTANT’S EXPENSES. Unless otherwise set forth herein, the Company will reimburse Consultant for reasonable and necessary expenses directly incurred by Consultant in performing the Services in accordance with this Agreement, such as transportation, lodging, meals, entertainment, telephone, trade show participation costs, and postage. All such expenses shall be substantiated and submitted in accordance with the policies and regulations established from time to time by the Company (“Company Policies”). Consultant shall look to the Company for all requests and approvals required or permitted by this Agreement. The Company will also reimburse expenses as approved in its sole discretion.

5. NO WITHHOLDING OF TAXES. Because Consultant is an independent contractor, the Company shall not withhold taxes of any sort from the consulting fees, and Consultant shall be responsible for payment of all FICA or Medicare taxes due on the consulting fees. Consultant hereby indemnifies the Company for any taxes, penalties, interest, and any accounting or attorneys’ fees incurred by the Company due to Consultant’s failure to pay taxes (including 100% of FICA and Medicare taxes) due on the consulting fees. The Company shall furnish Consultant, on a timely basis, with an IRS form 1099.

6. TERMINATION. The term of this Agreement shall begin on the date hereof and shall expire on December 31, 2017. Notwithstanding the foregoing, the Company may terminate this Agreement at any time, without cause; provided that, in the event of such termination without cause, the Company must pay Consultant the remainder of the unpaid Fee. In the event of a breach of this Agreement by Consultant, the Company shall also have the discretion to terminate this Agreement immediately. In the event that the Company terminates this Agreement for breach, the Company shall, within thirty (30) days after the conclusion of the term of this Agreement, pay to Consultant all fees and expenses owed by the Company as of the date that the Company provided Consultant written notice of termination.

7. PROTECTION OF COMPANY’S CONFIDENTIAL INFORMATION. Consultant acknowledges that it shall have access to the Company’s trade secrets and other nonpublic information belonging to the Company, its affiliated companies, partners, joint ventures, or clients in connection with the performance of this Agreement, including, without limitation, trade secrets, know-how, business plans, information and knowledge pertaining to products, services, inventions, discoveries, improvements, innovations, designs, ideas, manufacturing, advertising, marketing, vendors, distribution and sales methods, sales and profit figures, pricing, cost structure, customer and client lists and relationships between the Company and dealers, distributors, sales representatives, customers, clients, suppliers and others who have business dealings with them (collectively, “Confidential Information”). Consultant shall at all times maintain such Confidential Information in strict confidence and shall not divulge it to third parties and shall not use it for purposes outside the scope of this Agreement without the prior written consent of the Company. Under no circumstances will Consultant convert Confidential Information for personal use, gain, or benefit or to the personal use, gain or benefit of any third party unless the Company has expressly authorized Consultant in writing to do so. This paragraph shall not apply to Confidential Information if: (a) the information was in Consultant’s possession, as shown by written records, prior to the time that the Company disclosed it to Consultant and was not obtained directly or indirectly from the Company, (b) the information is or later becomes a part of the public domain through no act or omission on the part of Consultant, or (c) the information is obtained by Consultant from a third party who did not receive the same, directly or indirectly, from the Company. Consultant further agrees that Consultant will not, without the prior written consent of the Company, disclose to any third party or use for purposes outside of the scope of this Agreement any information conceived, developed or prepared by Consultant in the performance of this Agreement, except to the extent that said information falls within one of the categories described in (b) or (c) above. At any time that the Company requests Consultant to do so, Consultant shall immediately return to the Company all documents containing Confidential. Information and shall not retain any copies of same, either in hard copy, in electronic form, or in any other form. Consultant’s obligations under this paragraph shall supersede and replace Consultant’s obligations under any nondisclosure or confidentiality agreement previously executed by the parties hereto and shall survive the termination or expiration of this Agreement.

8. COMPANY’S RIGHT TO CONSULTANT’S WORK PRODUCT PREPARED UNDER THIS AGREEMENT. All materials prepared or developed by Consultant in rendering the Services under this Agreement, including documents, notes and reports, shall become the property of the Company when prepared, whether delivered to the Company or not, and shall, together with any materials furnished to Consultant by the Company under this Agreement and all copies thereof, be delivered to the Company upon request and, in any event, upon termination of this Agreement. Consultant hereby assigns to the Company all right, title and interest in and to any and all developments, improvements and inventions conceived or first reduced to practice by Consultant during the period of performance of this Agreement and for a period of six (6) months following the conclusion of the term, to the extent that such developments, improvements or inventions are based upon the technology or business of the Company, its affiliated companies, customers or licensors. Consultant shall promptly disclose such developments, improvements and inventions to the Company and execute all documents and perform all other activities reasonably requested by the Company to file, prosecute, maintain and defend patents on and otherwise protect the proprietary character of such developments, improvements and inventions throughout the world as the Company directs. Notwithstanding the foregoing, any materials prepared or developed by Consultant prior to the term of this Agreement shall remain property of Consultant and shall not, unless otherwise agreed in writing by Consultant, become property of the Company as a result of the Services provided under this Agreement.

9. RESTRICTED ACTIVITIES.

(a) Consultant agrees that in consideration for the Company’s promise to provide Consultant with Confidential Information and trade secrets of the Company and its affiliates, in addition to other consideration provided herein, Consultant will not, beginning on the date of this Agreement and ending December 31, 2018, directly or indirectly, contact or solicit vendors, suppliers, customers or clients of the Company or its affiliates with whom Consultant had direct or indirect contact or about whom Consultant received proprietary, confidential or otherwise non-public information for the purposes of providing services relating to the provision of cementing and acidizing services (the “Business”), or interfere with or disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of its affiliates and any vendor, supplier, customer or client of the Company or any of its affiliates or in any way encourage them to terminate or otherwise alter their relationship with the Company or any affiliate. Consultant further agrees that beginning on the date of this Agreement and ending on December 31, 2018, Consultant shall not, directly or indirectly, provide any products or services related to the Business or the Company’s or its affiliates’ customers and clients, or prospective customers and clients, nor utilize the contacts, goodwill and rapport Consultant established with any customers and clients to take away or divert business or income away from the Company or its affiliates to other persons or entities. For purposes of this Section 9, “customers and clients” shall mean and include those customers, clients and prospective customers and clients who contacted or were contacted by the Company or its affiliates to do business with the Company or its affiliates.

(b) Consultant further agrees that in consideration for the Company’s promise to provide Consultant Confidential Information and trade secrets of the Company and its affiliates, in addition to other consideration provided herein, Consultant will not, beginning on the date of this agreement and ending December 31, 2018, directly or indirectly recruit, solicit, hire or retain (as an independent contractor, employee or otherwise) or attempt to recruit, solicit, hire or retain (as an independent contractor, employee or otherwise) any employee, independent contractor, or former employee or independent contractor, of the Company or its affiliates, or encourage any employee or independent contract of the Company or its affiliates to leave the employ or engagement of the Company of its affiliates, as the case may be.

(c) In addition, except for services and duties performed pursuant to this Agreement by Consultant for or on behalf of the Company and its affiliates during the term of this Agreement, Consultant agrees that, beginning on the date of this agreement and ending December 31, 2017, Consultant will not for any reason whatsoever, directly or indirectly, for Consultant or on behalf of or in conjunction with any other person, company, partnership, corporation, business or other entity of whatever nature, engage in, make loans to, operate, manage, control, become financially interested in or otherwise have any connection with, whether as an officer, director, manager, employee, independent contractor, advisor, sales representative, consultant, shareholder, owner, partner, member or in any: other capacity, the Business (i) within the United States (the “Territory”) or (ii) anywhere outside the Territory where the Company or its affiliates have made sales or significant sales efforts with respect to their goods or services relating to the Business during the term of this Agreement; provided, however that the passive ownership by Consultant of less than 1% of any class of equity securities of any corporation, if such equity securities are listed on a national securities exchange or are quoted on NASDAQ, will not be deemed to be a breach of this Section 9.

(d) Consultant and the Company agree to the restrictions in this Section 9 in consideration of the numerous mutual promises contained in this Agreement between the Company and Consultant, including, without limitation, those involving Confidential Information and customer goodwill, and in order to protect the Confidential Information and to reduce the likelihood of irreparable damage that would occur in the event such information is provided to or used by a competitor of the Company or of any of its controlled affiliates. It is agreed that each of the Company’s controlled affiliates is a third-party beneficiary of Consultant’s agreements in this Section 9. If, at the time of enforcement of this Section 10, a court or other tribunal shall hold that the duration, geography or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, geography or scope reasonable under such circumstances shall be substituted for the stated duration, geography or scope and that the court or other tribunal shall reform the restrictions contained herein to cover the maximum duration, geography and scope permitted by law. If Consultant breaches any provision of this Section 9, Consultant agrees and acknowledges that the time period set forth herein shall be extended by the time periods of such breach.

10. COMPANY POLICIES. Consultant shall faithfully adhere to, execute and fulfill all Company Policies.

11. RIGHT TO INJUNCTIVE RELIEF. Consultant acknowledges that the Company would be irreparably injured by Consultant’s breach of the confidentiality, assignment of work product, non-competition and non-solicitation provisions of this Agreement, and that such injury to the Company could not be adequately compensated by damages. The Company shall be entitled to equitable relief, including injunctive relief and specific performance including, without limiting any other remedy available hereunder, assignment to the Company of Consultant’s work product in the event of any breach of the provisions of this Agreement pertaining to Confidential Information or non-solicitation.

12. INSURANCE. Consultant shall be solely responsible for all of his own health insurance and shall at all times maintain such types and amounts of insurance (including automobile liability insurance) as is acceptable to or required by the Company, and Consultant shall furnish proof of insurance to the Company upon request. Consultant shall comply with any workers’ compensation laws applicable to Consultant and his business,

13. INDEMNIFICATION. Consultant shall indemnify and hold harmless the Company from any claims, losses, damages, injuries, or liability arising from Consultant’s performance under this Agreement, including the performance of Consultant’s employees, assistants, or, to the extent permitted under this Agreement, assigns.

14. SUCCESSORS, ASSIGNS AND AFFILIATES. Consultant may not assign this Agreement or any rights obtained hereunder or delegate or subcontract any duty of performance owed hereunder without the prior written approval of the Company. Notwithstanding the foregoing, the Company may assign this Agreement or its rights and duties hereunder, without Consultant’s approval, to one or more affiliates or subsidiaries of the Company, or in connection with a merger, consolidation, reorganization or the sale of substantially all of its assets (or of any permitted assignee, as applicable). Any assignment made in contravention of this Section 14 shall be null and void for all purposes.

15. NON-WAIVER. The failure of either party to exercise its rights under this Agreement shall not be deemed a waiver or such rights or a waiver of any subsequent breach.

16. ENTIRE AGREEMENT. This Agreement embodies the entire understanding between the parties with regard to Consultant’s services as an independent contractor to the Company and no change, alteration or modification may be made except by a written amendment to this Agreement signed by Consultant and an officer of the Company.

17. MISCELLANEOUS. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless survive and continue in full force and effect without being impaired or invalidated in any way. The language of this Agreement will be construed according to its fair meaning, and not strictly for or against either party. Except as provided in the mandatory arbitration provision set forth above, this Agreement shall be governed by the laws of the State of Texas. This Agreement may be executed in duplicate originals, each of which shall be deemed an original for all purposes.

(Signature Page Follows.]

Executed as of this 31st day of March, 2017.

CONSULTANT

/s/ Eric Snell
Eric Snell

COMPANY

BJ Services, LLC

By:	/s/ Charles S. Leykum

Name:	Charles S. Leykum

Title:	Chairman of the Board

Exhibit A

Description of Services

•	Consultant shall report directly to Warren Zimlak and Caleb Barclay, or such other person as designated by the Chief Executive Officer or Chief Operating Officer of the Company.

•	Consultant shall provide general advisory services to the Company as requested from time to time, such services not to exceed 10 hours per week.